Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports second quarter 2019 financial results

•	Net sales of $4 billion, which is nearly 3% lower versus prior year; up about 1% in constant currencies

•	Reported earnings per diluted share from continuing operations of $1.13 and adjusted earnings per diluted share from continuing operations of $1.85

•	Continued operating margin recovery driven by further selling price realization and cost management

•	Improvement in operating cash flow of about $350 million year-to-date; continued strong financial flexibility with approximately $1 billion of cash and short-term investments at quarter-end
PPG today reported second quarter 2019 net sales of approximately $4 billion, down nearly 3% versus the prior year. Net sales in constant currencies were about 1% higher than the prior year driven by higher selling prices of more than 2%. Sales volumes were down about 4% versus the prior year in aggregate, including about 1.5% stemming from the previously announced U.S. architectural coatings customer-assortment changes. Unfavorable foreign currency translation impacted net sales by more than 3%, or about $130 million, and acquisition-related sales, net of divestitures, added more than 2% to sales growth.

Second quarter 2019 reported net income from continuing operations was $270 million, or $1.13 per diluted share. Adjusted net income from continuing operations was $441 million, or $1.85 per diluted share. Adjusted figures exclude an after-tax business restructuring charge of $133 million and other adjustments totaling $38 million, or 56 cents and 16 cents per diluted share, respectively. Second quarter 2018 reported net income from continuing operations was $371 million, or $1.51 per diluted share. Second quarter 2018 adjusted net income from continuing operations was $468 million, or $1.90 per diluted share. For the second quarter 2019, the reported and adjusted effective tax rates were about 24% - higher than the second quarter 2018 reported and adjusted effective tax rates of approximately 22%. Detailed reconciliations of the reported to adjusted figures are included below.

“We remain committed to recovering our operating margins and in the quarter delivered higher gross profit and segment operating margins compared to the prior year. This is despite weak global industrial production which impacted all major regions and several of our end-use markets including our general industrial and automotive OEM coatings businesses,” said Michael H. McGarry, PPG chairman and chief executive officer. “We continued to benefit from solid growth in several of our businesses, including aerospace and protective and marine coatings.

“We were able to manage through the more challenging business environment with improved selling prices and continued, strong cost management,” said McGarry. “In reflection of the economic backdrop and to further strengthen our cost position, we announced and began to implement a new cost management program in the second quarter, and we expect the program to deliver $125 million of savings upon completion. Also, we are quickly integrating our recent acquisitions of SEM, Whitford and Hemmelrath, with each exceeding early expectations.

“As we look ahead to the third quarter, we expect industry demand in many of our businesses to remain sluggish. We expect the momentum of our margin recovery to continue as we work with our customers and suppliers to further offset the multi-year raw material cost inflation we have experienced. We will also remain focused on aggressively managing our businesses, including achieving our target of fully offsetting the earnings impact from the prior year architectural coatings customer assortment changes. Lastly, we continue to have strong financial flexibility and will remain disciplined in our cash deployment with a focus on long-term shareholder value creation.

“We currently expect third quarter earnings per diluted share to be in the range of $1.57 to $1.67,” McGarry added. “We reaffirm our full year 2019 adjusted earnings-per-share growth of 7% to 10% and expect full-year sales growth of a low-single-digit percentage, both excluding currency translation impacts.”

Second Quarter 2019 Reportable Segment Financial Results

•
Performance Coatings segment second quarter net sales were about $2.4 billion, down about $65 million, or nearly 3%, versus the prior year. Sales in constant currencies were even with the prior year quarter. Acquisition-related sales were approximately $15 million, primarily from the SEM acquisition. Segment volumes were lower by about 3%, including the prior year architectural customer-assortment changes, which reduced segment sales by more than 2%, or about $60 million, year-over-year. Unfavorable foreign currency translation lowered net sales by about $70 million, or nearly 3%.

Aerospace coatings sales volumes grew by a high-single-digit percentage in the quarter and are up a low double-digit percentage for the first six months of the year. Growth continues across all major technology platforms. Organic sales for automotive refinish declined by a low-single-digit percentage due to lower collision claim activity in 2019 and in comparison to strong sales volumes in the prior year quarter. Aggregate organic sales in the protective and marine coatings business increased by a high-single-digit percentage, with positive contributions from both segments. Year-over-year organic sales in architectural coatings - Americas and Asia-Pacific declined a mid-single-digit percentage, with differences by channel and region. In the U.S. and Canada, company-owned architectural coatings same-store sales were relatively flat as weather affected demand. Aggregate year-over-year volumes in the DIY national retail and independent dealer channels declined significantly driven by the customer-assortment changes, which reached the one-year anniversary at the end of the second quarter. Architectural EMEA and Latin American coatings organic sales grew by a low-single-digit percentage led by higher selling prices.

Segment income for the second quarter was $425 million, down $3 million, or about 1%, year-over-year, including unfavorable foreign currency translation impacts of about $10 million. Segment income benefited from higher selling prices, continued cost management and restructuring initiatives, offset by the impact of lower sales volumes.

•
Industrial Coatings segment second quarter net sales were about $1.6 billion, down about $40 million, or about 2%, versus the prior-year period. Higher selling prices of 2% and acquisition sales of nearly 5% partially offset lower sales volumes of 5%. Acquisition-related sales were approximately $75 million driven by Whitford and Hemmelrath. Unfavorable foreign currency translation lowered sales by about $60 million, or about 4%, versus the prior year.

Automotive OEM coatings net sales volumes decreased by a high-single-digit percentage year-over-year, consistent with lower global automotive industry production rates including notably lower demand in China and Europe. Automotive OEM selling prices were higher in each major region. Industrial coatings sales volumes decreased in most major sub-segments versus the prior year reflecting lower global industrial production demand. Packaging coatings organic sales decreased by a low single-digit percentage year-over-year in comparison to above-market growth in the prior year stemming from technology-based customer conversions.

Segment income for the second quarter was $235 million, up $12 million, or about 5%, year-over-year, including unfavorable foreign currency translation impacts of about $10 million. Segment income benefited from higher selling prices and strong cost management partially offset by the impact of lower sales volumes related.

All businesses continue to aggressively manage costs and execute previously announced cost- savings initiatives. These actions delivered nearly $20 million of savings in the second quarter, consistent with company targets. Second quarter corporate expenses were about $45 million and are expected to be $45 to $50 million in the third quarter.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 18. The company will hold a conference call to review its second quarter 2019 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10132954. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 18, beginning at approximately 4:30 p.m. ET, through August 1 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10132954. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 18, 2019, through July 16, 2020.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the effectiveness of our internal control over financial reporting, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 18, 2019, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2019		Second Quarter 2018
	$	EPS	$	EPS
Reported net income from continuing operations	$270	$1.13	$371	$1.51
Business restructuring, net	133	0.56	63	0.25
Costs associated with accounting investigations	2	0.01	7	0.03
Environmental remediation charges, net	23	0.10	—	—
Acquisition-related costs	8	0.03	—	—
Accelerated depreciation and other costs from restructuring actions	5	0.02	4	0.02
Costs related to customer assortment changes	—	—	8	0.03
Impairment of a non-manufacturing asset	—	—	7	0.03
Legacy legal settlement	—	—	8	0.03
Adjusted net income from continuing operations, excluding non-recurring items	$441	$1.85	$468	$1.90

	Second Quarter 2019			Second Quarter 2018
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$363	$86	23.7%	$479	$104	21.7%
Business restructuring, net	176	43	24.4%	83	20	24.2%
Costs associated with accounting investigations	3	1	24.3%	9	2	24.3%
Environmental remediation charges, net	30	7	24.3%	—	—	—%
Acquisition-related costs	10	2	23.8%	—	—	—%
Accelerated depreciation and other costs from restructuring actions	6	1	17.8%	5	1	23.8%
Costs related to customer assortment changes	—	—	—%	10	2	24.3%
Impairment of a non-manufacturing asset	—	—	—%	9	2	24.3%
Legacy legal settlement	—	—	—%	10	2	24.3%
Adjusted effective tax rate, continuing operations, excluding non-recurring items	$588	$140	23.8%	$605	$133	22.0%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Net sales	$4,024	$4,131	$7,648	$7,912
Cost of sales, exclusive of depreciation and amortization	2,288	2,379	4,361	4,560
Selling, general and administrative	934	945	1,823	1,851
Research and development, net	111	114	216	226
Depreciation	91	91	177	178
Amortization	35	34	67	70
Business restructuring, net	176	83	173	83
Interest expense	35	31	66	57
Interest income	(7)	(7)	(13)	(12)
Other income, net	(2)	(18)	(4)	(1)
Income before income taxes	$363	$479	$782	$900
Income tax expense	86	104	188	191
Income from continuing operations, net of tax	277	375	594	709
Income from discontinued operations, net of tax	2	—	2	6
Net income attributable to the controlling and noncontrolling interests	279	375	596	715
Less: Net income attributable to noncontrolling interests	(7)	(4)	(12)	(10)
Net income (attributable to PPG)	$272	$371	$584	$705

Amounts attributable to PPG:
Income from continuing operations, net of tax	$270	$371	$582	$699
Income from discontinued operations, net of tax	2	—	2	6
Net income (attributable to PPG)	$272	$371	$584	$705

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.14	$1.51	$2.46	$2.83
Income from discontinued operations, net of tax	0.01	—	0.01	0.02
Net income (attributable to PPG)	$1.15	$1.51	$2.47	$2.85

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.13	$1.51	$2.44	$2.81
Income from discontinued operations, net of tax	0.01	—	0.01	0.02
Net income (attributable to PPG)	$1.14	$1.51	$2.45	$2.83

Average shares outstanding	236.9	244.9	236.8	247.4

Average shares outstanding - assuming dilution	238.3	246.4	238.1	248.9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2019	2018	2018
Current assets:
Cash and cash equivalents	$963	$902	$1,020
Short-term investments	53	61	63
Receivables, net	3,332	2,845	3,438
Inventories	1,945	1,783	1,956
Other current assets	414	370	402
Total current assets	$6,707	$5,961	$6,879

Current liabilities:
Short-term debt and current portion of long-term debt	$654	$651	$22
Accounts payable and accrued liabilities	3,746	3,623	3,893
Current portion of operating lease liabilities	167	—	—
Restructuring reserves	139	99	132
Total current liabilities	$4,706	$4,373	$4,047

Long-term debt	$4,845	$4,365	$5,048

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2019	2018	2018
Operating Working Capital (a)	$2,780	$2,224	$2,699
As a percent of quarter sales, annualized	17.3%	15.3%	16.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Net sales
Performance Coatings	$2,430	$2,498	$4,538	$4,658
Industrial Coatings	1,594	1,633	3,110	3,254
Total	$4,024	$4,131	$7,648	$7,912

Segment income
Performance Coatings	$425	$428	$722	$708
Industrial Coatings	235	223	453	462
Total	$660	$651	$1,175	$1,170

Items not allocated to segments
Corporate	(45)	(23)	(90)	(66)
Legacy (Note A)	1	1	(1)	5
Interest expense, net of interest income	(28)	(24)	(53)	(45)
Business restructuring, net	(176)	(83)	(173)	(83)
Costs associated with accounting investigations	(3)	(9)	(7)	(9)
Environmental remediation charges, net	(30)	—	(40)	(34)
Acquisition-related costs	(10)	—	(17)	—
Accelerated depreciation and other costs from restructuring actions	(6)	(5)	(12)	(5)
Impairment of a non-manufacturing asset	—	(9)	—	(9)
Costs related to customer assortment changes	—	(10)	—	(14)
Legacy legal settlement	—	(10)	—	(10)
Income before income taxes	$363	$479	$782	$900

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and certain environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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